Exhibit 99.1

PRESS
RELEASE

SYNTROLEUM ANNOUNCES FIRST QUARTER RESULTS

Continued Progress toward Project Execution

For Immediate Release

Tuesday, April 27, 2004

Contact:	Ron Stinebaugh
Syntroleum Corporation
Houston – (281) 873-6392
Tulsa – (918) 592-7900
www.syntroleum.com

Tulsa, OK—Syntroleum Corporation (NASDAQ: SYNM) today announced unaudited financial results for the first quarter ended March 31, 2004. First quarter 2004 revenue increased to $5.9 million, including the sale of catalyst materials in the amount of $5.6 million and joint development revenues of $0.3 million, compared to total revenue of $0.8 million for the first quarter 2003. The company reported a net loss for the first quarter of $6.4 million, or ($0.16) per share. This compares to a net loss of $16.3 million, or ($0.48) per share, in the first quarter of 2003.

First quarter operating expenses totaled approximately $11.8 million, including $3.0 million for cost of sales of catalyst materials, $1.1 million related to project costs, and $1.9 million of expenditures related to the DOE Catoosa Project. This compares to first quarter 2003 operating expenses totaling $17.3 million, including $0.1 million relating to project costs and $10.8 million of expenditures on the DOE/Catoosa project. The DOE/Catoosa project is a 70-barrel per day gas-to-liquids plant constructed jointly by Syntroleum, the U.S. Department of Energy (“DOE”), and Marathon Oil Company (“Marathon”). The plant is supplying demonstration fuels to government vehicles and for engine testing under the DOE’s Ultra-Clean Fuels Program.

Operating expenses for the first quarter 2004 also include $1.8 million for research, development and engineering activities and $4.0 million for general and administrative and other costs. Operating expenses for the same quarter of 2003 also included $2.3 million for research, development and engineering activities and $4.1 million for general and administrative and other costs.

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Syntroleum Announces First Quarter Results

April 27, 2004

The Company also announced today in a separate release that it has reached an agreement with the Commonwealth of Australia (“Commonwealth”) to resolve all issues between Syntroleum and the Commonwealth regarding the suspension of the Sweetwater Project. Under this agreement, the amount of funds that were advanced to the Company under the Commonwealth’s Strategic Investment Coordination program, and held in escrow since August 2000, are to be returned to the Commonwealth, as well as interest earned on these funds and associated costs since the announced suspension of the Sweetwater Project in September 2002. The escrow funds have been included on the Company’s balance sheet as Restricted Cash since the time they were advanced by the Commonwealth and offset by deferred revenue, debt and a deferred credit.

As a result of this agreement, the Company has reclassified these items as a Settlement Liability of $25.5 million at March 31, 2004, of which $24.0 million is held in escrow and included on the Company’s balance sheet as Restricted Cash. Beyond the $24.0 million in escrowed funds that will be returned during the second quarter, the Company will pay an additional $1.5 million to complete this settlement related to the interest and associated costs since suspension. The income statement impact of this settlement is approximately $610 thousand and is reflected as other income (expense) during the first quarter 2004 for the reimbursement of interest and associated costs, net of Australian taxes. Once the funds for this settlement are transferred back to the Commonwealth, our total assets and our total liabilities will be reduced equally by $25.5 million. The Commonwealth will retain its licensing rights to the Syntroleum Process and the Company expects to work with the Australian government to realize additional value through new GTL projects in Australia, including applications of the GTL Barge.

The Company’s cash balance at March 31, 2004 was $30.7 million compared to a cash balance of $14.6 million at March 31, 2003. These amounts do not include the restricted cash discussed above. The Company had a net cash outflow for the quarter ended March 31, 2004 of $2.0 million compared to a net cash outflow of $47 thousand for same period 2003. The net cash outflow during the 2003 period included a $3 million equity private placement. This also compares to a net cash outflow of $5.1 million during the first quarter of 2002. The decrease in net cash outflows over the past two years is the result of the monetization of real estate assets and reductions in operating costs.

“We are making substantial progress towards achieving our short, mid and long-term project development goals, all of which are focused on utilizing our competitive advantage in the monetizing of stranded natural gas. We have secured numerous leases and are reviewing others across the United States related to our short-term goal of processing stranded sub-quality gas,” stated Jack Holmes, the company’s President and Chief Operating Officer.

Syntroleum Announces First Quarter Results

April 27, 2004

“During the recent quarter, Dragados Industrial and TI Capital have joined with us in signing a memorandum of understanding to advance Syntroleum’s previously announced barge mounted gas-to-liquids project (“GTL Barge”), thus furthering progress for our mid-term goal. Together with Syntroleum, the companies are extending technical work and completing a full feasibility study for the GTL Barge. Sovereign Oil & Gas has also united with Syntroleum to assist us in acquiring and developing worldwide stranded natural gas fields that would be ideal locations for a GTL Barge,” continued Mr. Holmes.

“A forward progression towards our long-term goals has occurred as well. The Catoosa GTL demonstration facility began operations and we recently announced our first shipment of diesel fuel from the facility. The facility contains all of the components required for a commercial scale plant. Syntroleum and Marathon are working closely at this facility as we continue to support Marathon in its GTL efforts. We are also supporting our various other licensees who are pursuing major international projects”, added Mr. Holmes. “Our current progress and continued focus on our short, mid and long-term project development goals has given us a solid foundation as a key player in the GTL and energy industries.”

The Company’s first quarter 2004 conference call will take place, Tuesday, April 27, 2004 at 4:00 PM EDT, during which Syntroleum’s senior management will discuss financial results for the period, progress on the Company’s commercial developments and other important activities. A web cast of the call will be available via the Internet by accessing www.syntroleum.com. Listeners should allow a few minutes for registration into the web site. A replay of this conference call will be available on the web site under the Syntroleum Investor Relations tab for a period of one year.

Syntroleum Corporation owns a proprietary gas-to-liquids process for converting natural gas into synthetic liquid hydrocarbons. The Company plans to use its GTL technology, as well as other third party gas processing technologies, to develop and participate in gas monetization projects in a number of global locations.

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(Tables Follow)

This document includes forward-looking statements as well as historical information. Forward-looking statements include, but are not limited to, statements relating to GTL Barge projects, other proposed projects, sub-quality gas projects, the Sweetwater Project, the Syntroleum Process and related technologies and products. When used in this document, the words “anticipate,” “believe,” “estimate,” “expect,” “intent,” “may,” “project,” “plan” “should,” “could,” and similar expressions are intended to be among the statements that identify forward-looking statements.

Syntroleum Announces First Quarter Results

April 27, 2004

Although Syntroleum believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that debt or equity financing for anticipated GTL or related NGL or oil and gas projects may not be available, the schedule for development, construction and operation of proposed GTL plants may not be met, anticipated appropriation and expenditure of federal monies does not occur, commercial-scale GTL plants do not achieve the same results as those demonstrated on a laboratory or pilot basis or that such plants experience technological and mechanical problems, the potential that improvements to the Syntroleum Process currently under development may not be successful, the impact on plant economics of operating conditions (including energy prices), construction risks, risks associated with investments and operations in foreign countries, our dependence on strategic relationships with manufacturing and engineering companies, volatility of energy prices, our ability to obtain interest in natural gas properties for our sub-quality gas monetization projects, the ability to implement corporate strategies, including the continued availability of adequate working capital, competition, intellectual property risks, Syntroleum’s ability to obtain financing and other risks described in the Company’s filings with the Securities and Exchange Commission.

® “Syntroleum” is registered as a trademark and service mark in the U.S. Patent and Trademark Office.

Syntroleum Announces First Quarter Results

April 27, 2004

Syntroleum Corporation and Subsidiaries

First Quarter (Unaudited)

(Amounts in thousands, except per share data)

	First Quarter
	2004	2003
Revenue
Joint Development	$252	$795
Catalyst Materials	5,674	—
Other	2	—

Total Revenue	5,928	795

Operating Expenses
DOE Catoosa Project	1,905	10,802
Project Costs	1,058	87
Catalyst Materials Cost	3,033	—
R&D/Engineering	1,770	2,261
G&A and Other	4,005	4,129

Total Operating Expenses	11,771	17,279

Income (loss) from Operations	(5,843)	(16,484)

Investment and Interest Income	384	312
Other Income (Expense)	(899)	(287)
Taxes	(12)	(20)

Income (loss) from Continuing Operations	(6,370)	(16,479)

Income from Discontinued Real Estate Operations	—	159

Net Earnings (loss)	$(6,370)	$(16,320)

Earnings (loss) Per Share (Basic and Diluted)
Earnings (loss) from continuing operations	$(0.16)	$(0.49)
Earnings (loss) from discontinued real estate operations	$(0.00)	$0.01
Net Earnings (loss)	$(0.16)	$(0.48)

Weighted Average Shares Outstanding	39,133	33,694

Syntroleum Announces First Quarter Results

April 27, 2004

Syntroleum Corporation and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(Amounts in thousands)

	March 31, 2004	December 31, 2003
Assets
Cash and Cash Equivalents	$30,704	$32,695
Restricted Cash – Sweetwater Project	24,039	24,010
Other Current Assets	2,085	5,562
Total Non-current Assets	5,132	4,968

Total Assets	$61,960	$67,235

Liabilities and Stockholders’ Equity
Current Liabilities	$4,321	$5,620
Liability Settlement – Sweetwater Project	25,539	—
Current maturities of debt and deferred credit	—	13,546
Current maturities of convertible debt	22,959	21,842
Non-current Liabilities	23	78
Deferred Revenue	26,822	38,273
Minority Interests	706	706

Total Liabilities	80,370	80,065
Total Stockholders’ Equity	(18,410)	(12,830)

Total Liabilities and Stockholders’ Equity	$61,960	$67,235

Syntroleum Announces First Quarter Results

April 27, 2004

Syntroleum Corporation and Subsidiaries

Cash Flow Statements (Unaudited)

(Amounts in Thousands)

	Quarter Ended March 31,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(6,370)	$(16,320)
Income from discontinued real estate operations	—	(159)

Income (Loss) from Continuing Operations	(6,370)	(16,479)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	144	169
Foreign currency exchange	202	1,769
Non-cash compensation expense	818	2
Gain on sale of assets and real estate	(23)	7
Changes in assets and liabilities	2,410	4,359

Net cash used in continuing operations	(2,819)	(10,173)
Net cash provided by discontinued operations	—	550

Net cash flows from operating activities	(2,819)	(9,623)

CASH FLOWS FROM INVESTING ACTIVITIES:

Purchase of property and equipment	(311)	(48)
Proceeds from sale of property and equipment	—	23
Increase in restricted cash	104	(8)
Proceeds from investments	70	32

Net cash used in continuing operations	(137)	(1)
Net cash used in discontinued operations	—	—

Net cash flows from investing activities	(137)	(1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock and option exercises	199	3,000
Proceeds from convertible debt and long term debt	1,117	8,342
Purchase and Retirement of Treasury Stock	(227)	—

Net cash used provided by continuing operations	1,089	11,342
Net cash used in discontinued operations	—	(60)

Net cash flows from financing activities	1,089	11,282

FOREIGN EXCHANGE EFFECT ON CASH	(124)	(1,705)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(1,991)	(47)
CASH AND CASH EQUIVALENTS, beginning of year	32,695	14,611

CASH AND CASH EQUIVALENTS, end of year	$30,704	$14,564